Exhibit 10.16

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of January 2, 2018, by and among 1347 Advisors LLC, a Delaware limited liability company (“1347 Advisors”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”). The Company and 1347 Advisors are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Company previously executed and delivered to 1347 Advisors a Performance Shares Grant Agreement dated February 24, 2015 (the “Performance Shares Agreement”), pursuant to which 1347 Advisors is entitled to receive an aggregate of 100,000 shares of common stock of the Company, par value $0.001, subject to the Company achieving certain performance milestones;

WHEREAS, the Parties and IWS have entered into a Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), pursuant to which, among other things, the Parties have agreed to terminate the Performance Shares Agreement subject to the terms and conditions of the Stock Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement by the Parties is a condition to the First Closing under the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1. Definitions. All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

2. Termination. The Parties hereby agree that the Performance Shares Agreement is hereby terminated and cancelled effective as of the First Closing and shall have no further force or effect. As of and after the First Closing, none of the Parties shall have any further rights or obligations under the Performance Shares Agreement.

3. Further Assurances. The Parties agree to execute any and all agreements, documents, and instruments and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement.

4. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7. Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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8. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive laws of the State of Delaware applicable to contracts executed and to be wholly-performed within such State.

9. Amendments and Waivers. This Agreement may not be changed, modified or waived in whole or part except by an instrument in writing signed by the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill

Name:	John S. Hill

Title:	Vice President, Chief Financial Officer and Secretary

1347 ADVISORS LLC

By:	/s/ Hassan R. Baqar

Name:	Hassan R. Baqar

Title:	Managing Director

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